                         [BERKSHIRE HILLS BANCORP LOGO]

                   BERKSHIRE HILLS REPORTS 22% EARNINGS GROWTH
                     AND RECORD QUARTERLY EARNINGS AND EPS;
           NET INTEREST MARGIN INCREASES; ASSET QUALITY REMAINS SOUND;
                           DIVIDEND INCREASE DECLARED

PITTSFIELD, MA - April 29, 2008 - Berkshire Hills Bancorp (BHLB) reported a 22% increase in first quarter earnings to a record $6.0 million in 2008 from $4.9 million in 2007. First quarter earnings per share increased by 4% to a record $0.58 in 2008 compared to $0.56 in 2007. Berkshire is the parent of Berkshire Bank, America's Most Exciting BankSM.

First quarter 2008 earnings included the benefit of Berkshire's Vermont region which was formed with the acquisition of Factory Point Bancorp in September 2007. Most major categories of revenue and expense increased due to this acquisition, and earnings per share included the impact of additional shares issued in the acquisition. First quarter earnings also included the seasonal benefit of insurance contingency revenue.

First quarter financial highlights include:

  o 19% year-to-year growth in first quarter revenues
  o 12% annualized growth in total deposits
  o 9% annualized growth in personal demand deposit balances
  o 8% annualized growth in commercial mortgages
  o Net interest margin improved to 3.41% from 3.38% in the prior quarter and 3.24% in the first quarter of 2007
  o Nonperforming assets were 0.51% of total assets at quarter-end
  o Accruing delinquent loans were 0.44% of total loans at quarter-end
  o Annualized net charge-offs were 0.17% of average loans
  o $47 million added to wealth management assets with the acquisition of the Center for Financial Planning in Albany in January 2008. Quarter-end assets under management totaled $792 million.
  o Repurchased 100,000 shares under our program, at an average cost of $22.88 per share

Michael P. Daly, President and Chief Executive Officer, stated, "I'm pleased that we started the year with record quarterly earnings, which sets the pace for anticipated record earnings for the entire year. We are generating positive operating leverage, growing our revenues and keeping our expenses under control. Our strong deposit growth has positioned us to further reduce higher cost funding sources. Our earnings per share were up 4% in the first quarter, and we are targeting further growth as we move through the year. Meanwhile, our asset

BHLB - Berkshire Hills Bancorp          Page 1             www.berkshirebank.com
quality remains sound. We book conforming loans to borrowers in and around our markets, and our problem assets and charge-offs remain at modest levels."

Mr. Daly continued, "We acquired the Center for Financial Planning in Albany which added nearly $50 million to our wealth management assets in the first quarter. It will provide the foundation for expanding our wealth management business in our growing New York region. We appointed Thomas Creed as the Senior Vice President, Regional Commercial Executive and Leader of our Pioneer Valley region. Tom was previously the Regional Executive for Sovereign Bank, and we look forward to his contribution to building our business in this market. Our new Vermont region is gaining momentum in small business lending and our Berkshire County commercial loan portfolio continued to grow during the quarter. We are excited about our prospects for building market share in all of our markets this year."

Mr. Daly concluded, "Lastly, I'm pleased to announce that Sean Gray has been promoted to Senior Vice President - Retail Banking. Sean joined us in December 2006 and helped introduce our America's Most Exciting BankSM brand, drawing on his retail experience with Bank of America and Citizens Bank. He has successfully integrated a sales and service culture throughout the branch network, and we are pleased to recognize him for his accomplishments and vision. Guy Boyer, who has served as EVP - Retail Banking is moving to a leadership position at a mutual community bank and we wish him well in his new endeavor."

DIVIDEND INCREASED
------------------

The Board of Directors declared a quarterly cash dividend of $0.16 per share to stockholders of record on May 8, 2008 and payable on May 22, 2008. This represents a 7 % increase over the prior dividend of $0.15 per share and represents a yield of approximately 2.75% in comparison with the average first quarter closing price of the Company's stock.

FINANCIAL CONDITION
-------------------

Total assets were $2.5 billion at the end of the first quarter, increasing by $33 million (5% annualized) from year-end. Deposit growth of $57 million helped to fund a $26 million reduction in borrowings, and an increase in short-term investments of $44 million. Total loans decreased by $9 million (2% annualized) due to a $16 million reduction in indirect auto loans which was partially offset by a $10 million increase in commercial loans. Beginning in the second half of 2007, Berkshire adjusted the pricing and scope of its indirect auto business and has accepted portfolio runoff as a result. Berkshire's lending focus is on commercial loans and primarily on commercial mortgages, which increased at an 8% annualized rate during the quarter, which is up slightly from the 7% organic growth rate in the year 2007.

Net loan charge-offs measured 0.17% annualized in the first quarter of 2008, which is viewed as nominal. Consumer loans represent the largest charge-off category, and these net charge-offs have not increased significantly over the last two quarters. Nonperforming assets increased slightly to 0.51% of total assets at quarter-end, compared to 0.46% at year-end 2007. This category included only two loans over $1 million, which totaled $4.5 million and were

BHLB - Berkshire Hills Bancorp          Page 2             www.berkshirebank.com

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fully collateralized. Accruing loans delinquent over 30 days increased slightly to 0.44% of total loans from 0.43% during the quarter. There were no loans over $1 million in this category.

Total deposits increased at a 12% annualized pace in the first quarter. This increase was primarily based on growth in money market accounts. These accounts provide other relationship cross-sale opportunities and have allowed the Bank to decrease its cost of deposits as market interest rates have decreased. Promotions of these accounts drew in some time account balances. Personal checking balances grew at a 9% annualized rate, reflecting the emphasis on adding new retail relationships. Savings balances grew at a 4% annualized rate. Commercial checking and NOW balances decreased primarily due to seasonal influences. The cost of deposits decreased to 2.72% in the first quarter from 3.00% in the prior quarter. Short-term investment balances at quarter-end are expected to be used primarily to reduce higher cost funding balances in the second quarter.

Stockholders' equity increased at a 2% annualized rate to $329 million in the first quarter. Tangible book value per share increased to $13.97, and total book value per share increased to $31.38 at quarter-end. The ratio of tangible equity to assets remained at 6.2%, while the ratio of total equity to assets decreased slightly to 12.9%. During the first quarter, Berkshire repurchased 100,000 shares under its repurchase program, at an average price of $22.88 per share.

RESULTS OF OPERATIONS
---------------------

Most major categories of income and expense increased due to the contribution of Vermont operations resulting from the Factory Point Bancorp acquisition in September 2007. First quarter net income was $6.0 million in 2008, an increase of $1.1 million (22%) over $4.9 million in 2007.

First quarter net interest income increased by $3.1 million (20%) year-to-year including the benefit of Vermont loan and deposit balances. Net interest income increased at a 2% annualized rate compared to the fourth quarter of 2007 due to the improvement in the net interest margin to 3.41% from 3.38%. This improvement included the benefit of pricing and balance sheet structural changes prior to the start of the year. Net interest income also benefited from the 2% annualized growth in average earning assets over the fourth quarter of 2007.

First quarter non-interest income increased by $1.2 million (15%) year-to-year including the additional Vermont income. Non-interest income was 34% of total first quarter revenues and included the benefit of seasonally high insurance revenues related to annual contingency payments. First quarter insurance revenues increased 3% year-to-year. The timing of contingency payments varies, and higher year-to-year growth of insurance revenues is expected in future quarters. All other fee income categories increased compared to the fourth quarter of 2007 except for deposit service fees, which were down due to seasonal influences but nonetheless were 42% higher than the first quarter of 2007.

The first quarter loan loss provision was $825 thousand in 2008 compared to $750 thousand in 2007. This provision exceeded first quarter net loan charge-offs of $811 thousand in 2008, and the loan loss allowance remained at 1.14% of total loans.

BHLB - Berkshire Hills Bancorp          Page 3             www.berkshirebank.com

First quarter non-interest expense increased by $2.7 million (17%) year-to-year including the additional Vermont expense. The efficiency ratio improved to 60.1% including the benefit of seasonal insurance revenues. The first quarter effective income tax rate decreased slightly to 31.8% in 2008 compared to 32.0% in 2007.

CONFERENCE CALL
---------------

Berkshire will conduct a conference call/webcast at 10:00 A.M. eastern time on Wednesday, April 30, 2008 to discuss first quarter results and guidance about expected future results. Interested parties are requested to access the conference a few minutes prior to the call as follows:

Dial-in:    800-860-2442
Webcast:    www.berkshirebank.com  (Investor Relations link)
            ---------------------

A telephone replay of the call will be available until May 6, 2008 by calling 877-344-7529 and entering replay passcode: 417887. The webcast will be available at Berkshire's website above for an extended period of time.

Berkshire will also have a podcast available from its website shortly after the call for those interested in downloading the conference call onto individual listening devices or computers.

BACKGROUND
----------

Berkshire Hills Bancorp is a regional financial services company with assets of approximately $2.5 billion. Headquartered in Pittsfield, Massachusetts, it is the parent of Berkshire Bank - America's Most Exciting BankSM. Through its subsidiaries, Berkshire provides business and consumer banking, insurance, and wealth management services through 48 banking and insurance offices in Western Massachusetts, Northeastern New York, and Southern Vermont. For more information, visit www.berkshirebank.com or call 800-773-5601.

FORWARD LOOKING STATEMENTS
--------------------------

Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are "forward-looking statements". These statements, which reflect management's views of future events, involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see "Forward Looking Statements" in the Company's 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.

BHLB - Berkshire Hills Bancorp          Page 4             www.berkshirebank.com

NON-GAAP FINANCIAL MEASURES
---------------------------

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles ("GAAP"). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company's GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables and elsewhere in this release. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs and restructuring costs. Similarly, the efficiency ratio is also adjusted for these non-core items. Additionally, the Company adjusts core income to exclude amortization of intangibles to arrive at a measure of the underlying operating cash return for the benefit of stockholders. The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.

                                    # # #

CONTACTS
--------

Kevin P. Riley
Executive Vice President and Chief Financial Officer
413-236-3195

David H. Gonci
Corporate Finance Officer
413-281-1973

BHLB - Berkshire Hills Bancorp          Page 5             www.berkshirebank.com

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

                          BERKSHIRE HILLS BANCORP, INC.
                    CONSOLIDATED BALANCE SHEETS - UNAUDITED
-----------------------------------------------------------------------------
                                                   March 31,     December 31,
-----------------------------------------------------------------------------
(In thousands, except share data)                    2008           2007
-----------------------------------------------------------------------------
ASSETS
Total cash and cash equivalents                  $   31,747     $   33,259
Fed funds sold & short-term investments              51,838          7,883
Securities available for sale, at fair value        222,057        219,041
Securities held to maturity, at amortized cost       39,626         39,456
Loans held for sale                                   2,913          3,445
Residential mortgages                               655,184        657,045
Commercial mortgages                                718,318        704,764
Commercial business loans                           200,048        203,564
Consumer loans                                      361,635        378,643
-----------------------------------------------------------------------------
Total loans                                       1,935,185      1,944,016
Less: Allowance for loan losses                     (22,130)       (22,116)
-----------------------------------------------------------------------------
Net loans                                         1,913,055      1,921,900
Premises and equipment, net                          38,489         38,806
Goodwill                                            162,000        161,632
Other intangible assets                              20,398         20,820
Cash surrender value of life insurance               34,516         35,316
Other assets                                         29,744         31,874
-----------------------------------------------------------------------------
Total assets                                     $2,546,383     $2,513,432
-----------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits                                  $  224,471     $  231,994
NOW deposits                                        208,913        213,150
Money market deposits                               514,586        439,341
Savings deposits                                    213,054        210,186
-----------------------------------------------------------------------------
Total non-maturity deposits                       1,161,024      1,094,671
Brokered time deposits                               21,446         21,497
Other time deposits                                 697,633        706,395
-----------------------------------------------------------------------------
Total time deposits                                 719,079        727,892
-----------------------------------------------------------------------------
Total deposits                                    1,880,103      1,822,563
-----------------------------------------------------------------------------
Borrowings                                          308,283        334,474
Junior subordinated debentures                       15,464         15,464
Other liabilities                                    13,792         14,094
-----------------------------------------------------------------------------
Total liabilities                                 2,217,642      2,186,595
-----------------------------------------------------------------------------
Total stockholders' equity                          328,741        326,837
-----------------------------------------------------------------------------
Total liabilities and stockholders' equity      $2,546,383      $2,513,432
-----------------------------------------------------------------------------




                          BERKSHIRE HILLS BANCORP, INC.
                CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED
---------------------------------------------------------------------------------------
                                  LOAN ANALYSIS
                                  -------------

(Dollars in millions)           Mar. 31, 2008    Dec.l3, 2007              Annualized %
                                   Balance          Balance      $Change      Change
---------------------------------------------------------------------------------------
Residential mortgages:
1 - 4 Family                     $   609          $   610        $  (1)       (1)%
Construction                          46               47           (1)       (7)
---------------------------------------------------------------------------------------
Total residential mortgages          655              657           (2)       (1)
Commercial mortgages:
Construction                         130              125            5        16
Single and multi-family               79               69           10        58
Other commercial mortgages           509              510           (1)       (1)
---------------------------------------------------------------------------------------
Total commercial mortgages           718              704           14         8
Commercial business loans            200              204           (4)       (8)
---------------------------------------------------------------------------------------
Total commercial loans               918              908           10         4
Consumer loans:
Auto                                 181              197          (16)      (32)
Home equity and other                181              182           (1)       (2)
---------------------------------------------------------------------------------------
Total consumer loans                 362              379          (17)      (18)
---------------------------------------------------------------------------------------
Total loans                      $ 1,935          $ 1,944        $  (9)       (2)%
---------------------------------------------------------------------------------------



                                DEPOSIT ANALYSIS
                                ----------------

(Dollars in millions)           Mar. 31, 2008    Dec.l3, 2007              Annualized %
                                   Balance          Balance      $Change      Change
---------------------------------------------------------------------------------------

Demand                           $   224          $   232        $  (8)      (14)%
NOW                                  209              213           (4)       (8)
Money market                         515              439           76        69
Savings                              213              211            2         4
---------------------------------------------------------------------------------------
Total non-maturity deposits        1,161            1,095           66        24
Time less than $100,000              401              409           (8)       (8)
Time $100,000 or more                297              298           (1)       (1)
Brokered time                         21               21           (0)       (9)
---------------------------------------------------------------------------------------
Total time deposits                  719              728           (9)       (5)
---------------------------------------------------------------------------------------
Total deposits                   $ 1,880          $ 1,823        $  57        12 %
---------------------------------------------------------------------------------------



                          BERKSHIRE HILLS BANCORP, INC.
                  CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
-------------------------------------------------------------------------------
                                                           Three Months Ended
                                                                March 31,
(In thousands, except per share data)                      2008          2007
-------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
Loans                                                    $31,323       $28,522
Securities and other                                       3,200         2,948
-------------------------------------------------------------------------------
Total interest and dividend income                        34,523        31,470
INTEREST EXPENSE
Deposits                                                  12,288        11,949
Borrowings and junior subordinated debentures              3,941         4,331
-------------------------------------------------------------------------------
Total interest expense                                    16,229        16,280
-------------------------------------------------------------------------------
NET INTEREST INCOME                                       18,294        15,190
NON-INTEREST INCOME
Insurance commissions and fees                             5,146         4,991
Deposit service fees                                       2,155         1,514
Wealth management fees                                     1,628           919
Loan service fees                                            237           309
-------------------------------------------------------------------------------
Total fee income                                           9,166         7,733
Other                                                        306           423
Gain on sale of securities, net                                -            81
-------------------------------------------------------------------------------
Total non-interest income                                  9,472         8,237
-------------------------------------------------------------------------------
TOTAL NET REVENUE                                         27,766        23,427
PROVISION FOR LOAN LOSSES                                    825           750
NON-INTEREST EXPENSE
Salaries and employee benefits                             9,656         8,511
Occupancy and equipment                                    2,968         2,486
Marketing, data processing, and professional services      2,121         1,947
Non-recurring expense                                          -           153
Amortization of intangible assets                          1,084           662
Other                                                      2,245         1,650
-------------------------------------------------------------------------------
Total non-interest expense                                18,074        15,409
-------------------------------------------------------------------------------
Income before income taxes                                 8,867         7,268
Income tax expense                                         2,818         2,326
-------------------------------------------------------------------------------
NET INCOME                                               $ 6,049       $ 4,942
-------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                 $  0.58       $  0.57
-------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE                               $  0.58       $  0.56
-------------------------------------------------------------------------------
Weighted average shares outstanding
Basic                                                     10,386         8,662
Diluted                                                   10,457         8,842



                                       BERKSHIRE HILLS BANCORP, INC.
                             CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
------------------------------------------------------------------------------------------------------------
                                                                         Quarters Ended
------------------------------------------------------------------------------------------------------------
                                                        Mar. 31,   Dec. 31,  Sept. 30,   June 30,   Mar. 31,
(In thousands, except per share data)                     2008       2007       2007       2007       2007
------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
Loans                                                   $31,323    $32,666    $29,719    $29,152    $28,522
Securities and other                                      3,200      3,183      2,912      2,842      2,948
------------------------------------------------------------------------------------------------------------
Total interest and dividend income                       34,523     35,849     32,631     31,994     31,470
INTEREST EXPENSE
Deposits                                                 12,288     13,749     12,581     12,318     11,949
Borrowings and junior subordinated debentures             3,941      3,882      4,571      4,638      4,331
------------------------------------------------------------------------------------------------------------
Total interest expense                                   16,229     17,631     17,152     16,956     16,280
------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                      18,294     18,218     15,479     15,038     15,190
NON-INTEREST INCOME
Insurance commissions and fees                            5,146      2,290      2,661      3,786      4,991
Deposit service fees                                      2,155      2,620      1,825      1,788      1,514
Wealth management fees                                    1,628      1,476      1,044        968        919
Loan service fees                                           237         91        324         48        309
------------------------------------------------------------------------------------------------------------
Total fee income                                          9,166      6,477      5,854      6,590      7,733
Other                                                       306        551        433        303        423
(Loss) gain on sale of securities, net                        -          -       (672)         -         81
Loss on prepayment of borrowings, net                         -          -     (1,180)         -          -
Gain (loss) on sale of loans, net                             -         41     (1,991)         -          -
------------------------------------------------------------------------------------------------------------
Total non-interest income                                 9,472      7,069      2,444      6,893      8,237
------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUE                                        27,766     25,287     17,923     21,931     23,427
PROVISION FOR LOAN LOSSES                                   825      3,060        390        100        750
NON-INTEREST EXPENSE
Salaries and employee benefits                            9,656      9,386      7,891      8,230      8,511
Occupancy and equipment                                   2,968      2,656      2,418      2,385      2,486
Marketing, data processing, and professional services     2,121      2,275      2,260      2,116      1,947
Non-recurring expense                                         -      1,198      1,606          -        153
Amortization of intangible assets                         1,084      1,050        684        662        662
Other                                                     2,245      1,828      1,730      1,710      1,650
------------------------------------------------------------------------------------------------------------
Total non-interest expense                               18,074     18,393     16,589     15,103     15,409
------------------------------------------------------------------------------------------------------------
Income before income taxes                                8,867      3,834        944      6,728      7,268
Income tax expense                                        2,818        761          -      2,152      2,326
------------------------------------------------------------------------------------------------------------
Net income                                              $ 6,049    $ 3,073    $   944    $ 4,576    $ 4,942
------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                $  0.58    $  0.29    $  0.11    $  0.52    $  0.57
DILUTED EARNINGS PER SHARE                              $  0.58    $  0.29    $  0.10    $  0.52    $  0.56
Weighted average shares outstanding
Basic                                                    10,386     10,524      8,922      8,732      8,662
Diluted                                                  10,457     10,664      9,045      8,875      8,842



                                BERKSHIRE HILLS BANCORPAND SUBSIDIARIES
                                         ASSET QUALITY ANALYSIS
------------------------------------------------------------------------------------------------------------
                                                                    At or for the Quarters Ended
------------------------------------------------------------------------------------------------------------
                                                        Mar. 31,   Dec. 31,  Sept. 30,   June 30,   Mar. 31,
(Dollars in thousands)                                    2008       2007       2007       2007       2007
------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS
Nonaccruing loans:
Residential mortgages                                   $ 1,060    $   726    $   623    $   533    $    22
Commercial mortgages                                      7,082      5,177      4,977      1,580      1,346
Commercial business loans                                 3,557      4,164      5,553      6,816      7,049
Consumer loans                                              441        441        274        210        124
------------------------------------------------------------------------------------------------------------
Total nonaccruing loans                                  12,140     10,508     11,427      9,139      8,541
Real estate owned                                           755        866        348          -          -
------------------------------------------------------------------------------------------------------------
Total nonperforming assets                              $12,895    $11,374    $11,775    $ 9,139    $ 8,541
------------------------------------------------------------------------------------------------------------
Total nonperforming loans/total loans                      0.63%      0.54%      0.59%      0.53%      0.49%
Total nonperforming assets/total assets                    0.51%      0.46%      0.48%      0.42%      0.39%
PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period                          $22,116    $22,108    $19,151    $19,652    $19,370
Charged-off loans                                          (883)    (3,117)    (1,954)     (678)       (627)
Recoveries on charged-off loans                              72         65         68        77         159
------------------------------------------------------------------------------------------------------------
Net loans charged-off                                      (811)    (3,052)    (1,886)     (601)       (468)
Acquired allowance                                            -          -      4,453         -           -
Provision for loan losses                                   825      3,060        390       100         750
------------------------------------------------------------------------------------------------------------
Balance at end of period                                $22,130    $22,116    $22,108    $19,151    $19,652
------------------------------------------------------------------------------------------------------------
Allowance for loan losses/nonperforming loans               182%       210%       193%       210%       230%
Allowance for loan losses/total loans                      1.14%      1.14%      1.14%      1.11%      1.14%
NET LOAN CHARGE-OFFS
Residential mortgages                                   $   (24)   $     -    $     -    $     -    $     -
Commercial mortgages                                       (175)         -          -          -          -
Commercial business loans                                  (213)    (2,683)    (1,497)      (406)      (251)
Consumer loans                                             (399)      (369)      (389)      (195)      (217)
------------------------------------------------------------------------------------------------------------
Total net                                               $  (811)   $ (3,052)  $(1,886)   $  (601)   $  (468)
------------------------------------------------------------------------------------------------------------
Net charge-offs (YTD annualized)/average loans             0.17%       0.34%     0.23%      0.12%      0.11%
AVERAGE FICO SCORES OF CONSUMER
AUTOMOBILE LOANS                                            731         730       729        730        728
DELINQUENT LOANS / TOTAL LOANS
30-90 Days delinquent                                      0.41%       0.39%     0.60%      0.29%      0.28%
90 + Days delinquent and still accruing                    0.03%       0.04%     0.11%      0.07%      0.10%
------------------------------------------------------------------------------------------------------------
Total accruing delinquent loans                            0.44%       0.43%     0.71%      0.36%      0.38%
Nonaccruing loans                                          0.63%       0.54%     0.59%      0.53%      0.49%
------------------------------------------------------------------------------------------------------------
Total delinquent loans                                     1.07%       0.97%     1.30%      0.89%      0.87%
------------------------------------------------------------------------------------------------------------



                                   BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                                         SELECTED FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------------
                                                                     At or for the Quarters Ended
------------------------------------------------------------------------------------------------------------
                                                        Mar. 31,   Dec. 31,  Sept. 30,   June 30,   Mar. 31,
                                                          2008       2007       2007       2007       2007
------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
    Core return on tangible assets                        1.24 %      0.84 %     0.97 %     0.97 %     1.07 %
    Return on total assets                                0.97        0.50       0.18       0.84       0.92
    Core return on tangible equity                       19.52       13.03      13.64      13.75      15.40
    Return on total equity                                7.38        3.74       1.44       6.86       7.57
    Net interest margin, fully taxable equivalent         3.41        3.38       3.20       3.15       3.24
    Core tangible non-interest income to assets           1.64        1.23       1.21       1.33       1.60
    Non-interest income to assets                         1.52        1.14       0.44       1.26       1.53
    Core tangible non-interest expense to assets          2.95        2.80       2.74       2.80       2.87
    Non-interest expense to assets                        2.89        2.95       3.00       2.76       2.86
    Efficiency ratio                                     60.12       62.51      64.13      64.27      61.07
YEAR-TO-DATE GROWTH
    Total loans                                             (2) %        3  %       4  %       - %        7 %
    Total deposits                                          12           2                    (2)         3
    Total revenues                                          19          23         24         22         25
FINANCIAL DATA   (In millions)
    Total assets                                       $ 2,546     $ 2,513    $ 2,472    $ 2,170    $ 2,175
    Total loans                                          1,935       1,944      1,939      1,730      1,730
    Total intangible assets                                182         182        183        121        121
    Total deposits                                       1,880       1,823      1,796      1,529      1,535
    Total stockholders' equity                             329         327        331        266        263
    Total core income                                      6.0         3.8        4.4        4.6        5.0
    Total net income                                       6.0         3.1        0.9        4.6        4.9
ASSET QUALITY RATIOS
    Net charge-offs (annualized)/average loans            0.17  %     0.34 %     0.23  %    0.12  %    0.11
    Non-performing assets/total assets                    0.51        0.45       0.48       0.42       0.39
    Loan loss allowance/total loans                       1.14        1.14       1.14       1.11       1.14
    Loan loss allowance/nonperforming loans               1.82 x      2.10 x     1.93 x     2.10 x     2.30 x
PER SHARE DATA
    Core earnings, diluted                             $  0.58     $  0.36    $  0.49    $  0.52   $   0.56
    Net earnings, diluted                                 0.58        0.29       0.10       0.52       0.56
    Tangible book value                                  13.97       13.82      13.79      16.40      16.13
    Total book value                                     31.38       31.15      30.82      30.12      29.87
    Market price at period end                           25.19       26.00      30.23      31.51      33.65
    Dividends                                             0.15        0.15       0.15       0.14       0.14
CAPITAL RATIOS
    Stockholders' equity to total assets                 12.91  %    13.00 %    13.38 %    12.28 %    12.10 %
    Tangible stockholders' equity to tangible assets      6.19        6.22       6.47       7.08       6.92
------------------------------------------------------------------------------------------------------------

(1) Reconciliations of Non-GAAP financial measures, including all references to core and tangible amounts, appear on page F-9.
    Tangible assets are total assets less total intangible assets.
(2) All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(3) The Dec. 31, 2007 and Sept. 30, 2007 total loan annualized year-to-date growth calculations both exclude the acquired FAPB balances and $50 million in residential mortgage loans sold during September.
(4) The Dec. 31, 2007 and Sept. 30, 2007 total deposit annualized year-to-date growth calculations both exclude the acquired FAPB balances, $22.7 million in repurchase liabilities converted to deposit accounts, and $21 million in brokered time deposit run-off.
(5) Total revenue includes the impact of the insurance agencies and Factory Point Bancorp acquisitions.


                                     BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                                               AVERAGE BALANCES
----------------------------------------------------------------------------------------------------------------------
                                                                            Quarters Ended
----------------------------------------------------------------------------------------------------------------------
                                                    Mar. 31,      Dec. 31,      Sept. 30,      June 30,      Mar. 31,
(In thousands)                                        2008          2007          2007          2007          2007
----------------------------------------------------------------------------------------------------------------------
ASSETS
Loans
Residential mortgages                               $  659,406    $  661,937    $  634,374    $  612,289    $  603,858
Commercial mortgages                                   712,317       694,339       608,891       593,134       577,645
Commercial business loans                              201,433       203,539       171,334       191,967       188,194
Consumer loans                                         369,659       381,401       349,311       344,069       340,563
----------------------------------------------------------------------------------------------------------------------
Total loans                                          1,942,815     1,941,216     1,763,910     1,741,459     1,710,260
Securities                                             254,561       254,847       224,207       228,471       231,035
Federal funds sold & short-term investments             16,498         4,526         4,511         5,232         1,915
----------------------------------------------------------------------------------------------------------------------
Total earning assets                                 2,213,874     2,200,589     1,992,628     1,975,162     1,943,210
Intangible assets                                      182,895       183,902       126,797       120,698       121,059
Other assets                                           104,027       105,525        93,165        91,320        91,298
----------------------------------------------------------------------------------------------------------------------
Total assets                                        $2,500,796    $2,490,016    $2,212,590    $2,187,180    $2,155,567
----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
NOW                                                 $  208,275    $  207,671    $  141,529     $ 140,089    $  142,403
Money market                                           466,673       422,514       329,943       309,675       294,015
Savings                                                210,310       212,760       198,372       195,551       199,517
Time                                                   715,026       749,785       701,062       703,595       702,554
----------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                      1,600,284     1,592,730     1,370,906     1,348,910     1,338,489
Borrowings and debentures                              346,475       327,383       374,537       386,044       375,730
----------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                   1,946,759     1,920,113     1,745,443     1,734,954     1,714,219
Non-interest-bearing demand deposits                   217,355       225,507       186,654       178,356       170,819
Other liabilities                                        7,079        11,267         4,298         7,359         8,456
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                    2,171,193     2,156,887     1,936,395     1,920,669     1,893,494
Stockholders' equity                                   329,603       333,129       276,195       266,511       262,073
----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity          $2,500,796    $2,490,016    $2,212,590    $2,187,180    $2,155,567
----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTARY DATA
Total non-maturity deposits                         $1,102,613    $1,068,452    $  856,498    $  823,671    $  806,754
Total deposits                                       1,817,639     1,818,237     1,557,560     1,527,266     1,509,308
Fully taxable equivalent income adj.                       492           541           533           540           553
----------------------------------------------------------------------------------------------------------------------

(1) Average balances for securities available-for-sale are based on amortized cost.
(2) Average residential mortgages include loans held for sale.


                                     BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                             AVERAGE YIELDS (FULLY TAXABLE EQUIVALENT - ANNUALIZED)
------------------------------------------------------------------------------------------------------------
                                                                     Quarters Ended
------------------------------------------------------------------------------------------------------------
                                                        Mar. 31,   Dec. 31,  Sept. 30,   June 30,   Mar. 31,
                                                          2008       2007       2007       2007       2007
------------------------------------------------------------------------------------------------------------

Earning assets
Loans
Residential mortgages                                   5.70  %    5.54  %    5.35  %    5.36  %    5.29 %
Commercial mortgages                                    6.86       7.34       7.49       7.55       7.47
Commercial business loans                               7.55       7.68       8.06       7.81       8.09
Consumer loans                                          6.58       6.91       7.03       6.98       6.97
Total loans                                             6.48       6.68       6.68       6.71       6.76
Securities                                              5.69       5.85       6.15       5.92       6.06
Federal funds sold and short-term investments           2.24       5.25       5.25       4.94       4.45
Total earning assets                                    6.36       6.56       6.70       6.63       6.63
Funding liabilities
Deposits
NOW                                                     1.09       1.39       1.40       1.50       1.54
Money Market                                            2.88       3.41       3.67       3.73       3.63
Savings                                                 0.97       1.10       1.17       1.08       1.06
Time                                                    4.43       4.65       4.69       4.78       4.77
Total interest-bearing deposits                         3.09       3.42       3.64       3.66       3.62
Borrowings and debentures                               4.57       4.70       4.84       4.82       4.67
Total interest-bearing liabilities                      3.35       3.64       3.90       3.92       3.85
Net interest spread                                     3.01       2.92       2.80       2.71       2.78
Net interest margin                                     3.41       3.38       3.20       3.15       3.24
Cost of funds                                           3.02       3.26       3.52       3.55       3.50
Cost of deposits                                        2.72       3.00       3.20       3.24       3.21
------------------------------------------------------------------------------------------------------------

(1) Average balances and yields for securities available-for-sale are based on amortized cost.
(2) Cost of funds includes all deposits and borrowings.


                                   BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                                RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
--------------------------------------------------------------------------------------------------------------------------
                                                                            Quarters Ended
--------------------------------------------------------------------------------------------------------------------------
                                                         Mar. 31,      Dec. 31,      Sept. 30,      June 30,      Mar. 31,
(Dollars in thousands)                                     2008          2007          2007          2007          2007
--------------------------------------------------------------------------------------------------------------------------

Net income                                               $ 6,049       $ 3,073      $   944        $ 4,576       $ 4,942
Adj: Loss (gain) on sale of securities, net                    -             -          672              -           (81)
Adj: Loss on prepayment of borrowings, net                     -             -        1,180              -             -
Adj: Loss on sale of loans, net                                -             -        1,991              -             -
Less: Income from discontinued operations                      -             -            -              -             -
Plus: Other non-recurring expense                              -         1,198        1,606              -           153
Adj:  Income taxes                                             -          (468)      (1,995)             -           (29)
--------------------------------------------------------------------------------------------------------------------------
Core income                                         (A)    6,049         3,803        4,398          4,576         4,985
Plus: Amort. of intangible assets                          1,084         1,050          684            662           662
--------------------------------------------------------------------------------------------------------------------------
Tangible core income                                (B)  $ 7,133       $ 4,853      $ 5,082        $ 5,238       $ 5,647
--------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                $ 9,472       $ 7,069      $ 2,444        $ 6,893       $ 8,237
Adj: Loss (gain) on sale of securities, net                    -             -          672              -           (81)
Adj: Loss on prepayment of borrowings, net                     -             -        1,180              -             -
Adj: Loss on sale of loans, net                                -             -        1,991              -             -
--------------------------------------------------------------------------------------------------------------------------
Total core non-interest income                      (C)    9,472         7,069        6,287          6,893         8,156
Net interest income                                       18,294        18,218       15,479         15,038        15,190
--------------------------------------------------------------------------------------------------------------------------
Total core revenue                                  (D)  $27,766       $25,287      $21,766        $21,931       $23,346
--------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                               $18,074       $18,393      $16,589        $15,103       $15,409
Less:  Other non-recurring expense                             -        (1,198)      (1,606)             -          (153)
--------------------------------------------------------------------------------------------------------------------------
Core non-interest expense                           (E)   18,074        17,195       14,983         15,103        15,256
Less: Amortization of intangible assets                   (1,084)       (1,050)        (684)          (662)         (662)
--------------------------------------------------------------------------------------------------------------------------
Total core tangible non-interest expense            (F)  $16,990       $16,145      $14,299        $14,441       $14,594
--------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)
Total average assets                                     $ 2,501       $ 2,490      $ 2,213        $ 2,187       $ 2,156
Less:  Average intangible assets                            (183)         (184)        (127)          (121)        (121)
--------------------------------------------------------------------------------------------------------------------------
Total average tangible assets                       (G)  $ 2,318       $ 2,306      $ 2,086        $ 2,066       $ 2,035
--------------------------------------------------------------------------------------------------------------------------
Total average stockholders' equity                       $   330       $   333      $   276        $   267       $   262
Less:  Average intangible assets                            (183)         (184)        (127)          (121)         (121)
--------------------------------------------------------------------------------------------------------------------------
Total average tangible stockholders' equity         (H)  $   147       $   149      $   149        $   146       $   141
--------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity, period-end                   $   329       $   327      $   331        $   266       $   263
Less:  Intangible assets, period-end                        (182)         (182)        (183)          (121)         (121)
--------------------------------------------------------------------------------------------------------------------------
Total tangible stockholders' equity, period-end     (I)  $   147       $   145      $   148        $   145       $   142
--------------------------------------------------------------------------------------------------------------------------
Total shares outstanding, period-end (thousands)    (J)   10,475        10,493       10,729          8,842         8,807
Average diluted shares outstanding (thousands)      (K)   10,457        10,664        9,045          8,875         8,842
Core earnings per share                           (A/K)  $  0.58      $   0.36      $  0.49        $  0.52       $  0.56
Tangible book value per share                     (I/J)  $ 13.97      $  13.82      $ 13.79        $ 16.40       $ 16.13
Core return on tangible assets                    (B/G)     1.24 %        0.84 %       0.97 %         0.97 %        1.07
Core return on tangible equity                    (B/H)    19.52         13.03        13.64          13.75         15.40
Core tangible non-interest income to assets       (C/G)     1.64          1.23         1.21           1.33          1.60
Core tangible non-interest exp to assets          (F/G)     2.95          2.80         2.74           2.80          2.87
Efficiency ratio                                           60.12         62.63        64.13          64.27         61.07
--------------------------------------------------------------------------------------------------------------------------

(1) Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.
(2) Ratios are annualized and based on average balance sheet amounts, where applicable.
(3) Quarterly data may not sum to year-to-date data due to rounding.